Exhibit (10)(iii)14)

                      CHANGE-OF-CONTROL SEVERANCE POLICY

                                 Introduction

            The Board of Directors of Central Hudson Gas & Electric Corporation recognizes that the Company may experience a Change of Control, and that this possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company to the detriment of the Company and its shareholders.

            The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.

            In addition, the Board believes that it is consistent with the Company's employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change of Control.

            Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change of Control.

            Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

                                    ARTICLE I
                              ESTABLISHMENT OF PLAN

            As of the Effective Date, the Company hereby establishes the Central Hudson Gas & Electric Corporation Change-of-Control Severance Policy, as set forth in this document.

                                   ARTICLE II
                                   DEFINITIONS

            As used herein the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):

            (a) Base Salary. The amount a Participant is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime, incentive compensation, payable by the Company or any of its affiliates as consideration for the Participant's services.

            (b) Board. The Board of Directors of the Company.

            (c) Cause. A termination for "Cause" shall have occurred where a Participant is terminated because of (A) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness); or (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

            (d) Change of Control.  Any of the following events:

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then out standing shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2(c); or

     (ii) Individuals who, as of the date of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Corporate Transaction"), in each case, unless, following such

Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

     (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

            (e) Code. The Internal Revenue Code of 1986, as amended from time to time.

            (f) Committee. The Committee on Compensation and Succession of the Board.

            (g) Company. Central Hudson Gas & Electric Corporation and any successor thereto.

            (h) Date of Termination. As defined in Section 4.2(a).

            (i) Disability. A termination for "Disability" shall have occurred where a Participant is terminated because of a disability entitling him or her to long-term disability benefits under the applicable long-term disability plan of the Company or any of its affiliates.

            (j) Effective Date. Such date as the Board shall designate in its resolution approving the Plan.

            (k) Employee. Any regular, full-time or part-time employee of the Company or any of its affiliates.

            (l)  Good  Reason.  With  respect  to  any  Participant,   the
occurrence of any of the following events after a Change of Control: (A) a reduction in the Participant's Base Salary below the Required Base Salary; (B) a material and adverse change in the Participant's duties and responsibilities in comparison to the duties and responsibilities enjoyed by the Participant immediately prior to the Change of Control; (C) a material reduction in the aggregate level of the incentive compensation and employee benefits offered to the Participant in comparison to the incentive compensation and benefits arrangements enjoyed by the Participant immediately prior to the Change of Control; or (D) a requirement that the Participant be based at a location outside the Company's service territory (as it existed immediately prior to the Change of Control) unless the Participant is provided with relocation benefits at least as favorable as those that would have been provided under the Company's relocation policy as in effect immediately before the Change of Control.

            (m) Multiple. As defined in Section 4.2(a).

            (n)  Participant.   An  Employee  who  meets  the  eligibility
requirements of Section 3.1.

            (o) Plan. The Central Hudson Gas & Electric Corporation Change-of-Control Severance Policy.

            (p) Qualified Transfer. With respect to any Participant, either (i) a sale, distribution or other disposition (a "Sale") by the Company or an affiliate of the Company of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition, if the Participant is offered employment with the purchaser of such subsidiary, branch or other business unit or the corporation or other entity which is the owner thereof, or (ii) a transfer of the Participant to the employ of a subsidiary or other affiliate of the Company (a "Transfer"), in either case on substantially the same terms and conditions under which the Participant worked immediately before the Sale or Transfer, including, without limitation, base salary, duties and responsibilities, program of benefits and location where based, and a legally binding agreement or plan covering such Participant providing that upon a termination of employment with the subsidiary, affiliate, branch or business unit (or the corporation or other entity which is the owner thereof) or any successor of the kind described in Article VI of this Plan, within two years after the Change of Control of the Company, the Participant's employer or any successor will pay to such former Participant an amount equal to the Separation Benefit and other benefits that such former Participant would have received under the Plan had he or she been a Participant at the time of such termination, and which new employer plan or agreement treats service with the Company and its affiliates (irrespective of whether the affiliate was an affiliate of the Company or the Employee was a Participant at the time of such service) and the new employer as continuous service for purposes of calculating separation benefits.

            (q) Release. As defined in Section 4.5.

            (r) Required Base Salary. With respect to any Participant, the higher of (x) the Participant's Base Salary as in effect immediately prior to the Change of Control and (y) the Participant's highest Base Salary in effect at any time thereafter.

            (s) Retirement. A termination by "Retirement" shall have occurred where a Participant's termination is due to his or her voluntary normal or early retirement under a pension plan sponsored by the Company or any of its affiliates, as defined in such plan.

            (t) Separation Benefit. The benefits payable in accordance with Section 4.2 of the Plan.

            (u) Weekly Salary. The Participant's Required Base Salary divided by 52.

            (v) Year of Service. A twelve-month continuous period of employment, including periods of authorized vacation, authorized leave of absence and short-term disability leave, with the Company or any of its affiliates or their predecessors or successors.
                                   ARTICLE III
                                   ELIGIBILITY

     3.1  Participation.  Each individual (i) who is an Employee of the Company,
(ii) who is not a party to an employment agreement with the Company that becomes effective in the event of a Change of Control, and (iii) who is not covered by a collective bargaining agreement shall be a Participant in the Plan. The
Committee may also designate any other Employee as a Participant. Notwithstanding the foregoing, the Committee may cause any Employee to cease to be a Participant at any time prior to the occurrence of a Change of Control, provided that such action is not taken in connection with or in anticipation of a Change of Control.

     3.2 Duration of Participation. A Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee of the Company or otherwise ceases to be eligible pursuant to Section 3.1, unless the Committee specifically determines that the Employee shall remain a Participant. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an Employee of the Company, to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Par ticipant.

                                   ARTICLE IV
                               SEPARATION BENEFITS

     4.1 Right to Separation Benefit. A Participant shall be entitled to receive from the Company a Separation Benefit in the amount provided in Section 4.2 if a Change of Control has occurred and the Participant's employment is terminated:
(i) by action of the Company or any of its affiliates, unless the termination is because of the Participant's death, Disability, or Retirement, for Cause, or as a result of a Qualified Transfer; or (ii) by the Participant within 90 days after the occurrence of an event constituting Good Reason; provided, in either event, that either (A) such termination occurs after such Change of Control and on or before the second anniversary thereof, or (B) the termination described in clause (i), or the event constituting Good Reason giving rise to the termination described in clause (ii), as applicable, occurs before such Change of Control but the Participant can reasonably demonstrate that such termination or event, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or otherwise in contemplation of or in connection with a Change of Control.

     4.2 Separation Benefits.

            (a) In General. If a Participant's employment is terminated in circumstances entitling him or her to a Separation Benefit as provided in
Section 4.1, the Company shall pay such Participant, within ten days of the date such termination takes effect (the "Date of Termination") or, if later, on the date the Participant's Release ceases to be revocable, a Separation Benefit in a lump sum in cash equal to the Multiple times the Weekly Salary, reduced by any severance pay or pay in lieu of notice required to be paid to such Employee under applicable law. The "Multiple" for a particular Participant means three times the number of Years of Service completed by the Participant as of the Date of Termination, but subject to the following minimum and maximum Multiples, depending upon the Participant's salary grade as of the Date of Termination or, if higher, as of immediately before the Change of Control:



Salary Grade                Minimum Multiple           Maximum Multiple
------------                ----------------           ----------------

IX and X                           8                         104

VIII through V                     6                          75

IV through I and executive and     3                          30
human resources secretaries

            (b) Welfare Benefits. In addition, a Participant entitled to a Separation Benefit will continue to be provided, for the period of two years beginning on the Date of Termination, with medical, life insurance and other welfare benefits, comparable in scope and cost to the Participant to the coverage that would have been provided if the Participant had continued to be an Employee, for the Separation Period; provided, that if the Participant becomes re-employed with another employer and is eligible to receive any such benefits from such employer, the benefits provided pursuant to this sentence shall be secondary to those provided under such other plans.

     4.3 Other Benefits  Payable.  The Separation  Benefit provided  pursuant to
Section 4.2 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

     4.4 Certain Reduction of Payments by the Company.

            (a) For purposes of this Section 4.4:(i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) "Separation Payment" shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section); (iii) "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) "Reduced Amount" shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Separation Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

            (b) Anything in the Plan to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, the aggregate Separation Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount. The "Accounting Firm" means a major accounting firm with expertise in such matters designated by the Participant.

            (c) If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Participant within such ten-day period, the Company may elect which of such Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such de termination, the Company shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Separation Payments as become due to the Participant under this Plan.

            (d) As a  result  of the  uncertainty  in the  application  of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

            (e)  All  fees  and  expenses  of  the   Accounting   Firm  in
implementing the provisions of this Section 4.4 shall be borne by the Company.

     4.5 Release and Waiver. Notwithstanding any other provision of this Plan, the right of a Participant to receive Separation Benefits hereunder shall be subject to the execution by the Participant of a general release of claims in favor of the Company in form and substance reasonably satisfactory to the Company (a "Release"); provided, that the Release shall not require the Participant to relinquish all or any portion of his or her Separation Benefit, nor to relinquish or waive any rights or benefits described in Section 4.3 above that have vested as of the Date of Termination, nor impose any noncompetition or other covenants or obligations on the Participant that were not in effect prior to the Date of Termination.

     4.6 Payment  Obligations  Absolute.  Upon a Change of  Control,  subject to
Sections 4.4 and 4.5, the obligations of the Company to pay the Separation Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

                                    ARTICLE V
                              SUCCESSOR TO COMPANY

     This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

                                   ARTICLE VI
                      DURATION, AMENDMENT AND TERMINATION

     6.1 Duration. If a Change of Control has not occurred, this Plan shall expire five years from the Effective Date designated by the Board, unless sooner terminated as provided in Section 7.2, or unless extended for an additional period or periods by resolution adopted by the Board. If a Change of Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 4.4 have been made.

     6.2 Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board, unless a Change of Control has previously occurred. However, in connection with or in anticipation of a Change of Control, this Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants. If a Change of Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect which ad versely affects the rights of Participants.

     6.3 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants' rights and benefits hereunder.

                                  ARTICLE VII
                                 MISCELLANEOUS

     7.1 Indemnification. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Company or the Employer shall reimburse the Participant for all reasonable costs and expenses relating to such legal action, including reasonable attorney's fees and expenses incurred by such Participant, unless a court or other finder of fact having jurisdiction thereof makes a determination that the Participant's position was frivolous. In no event shall the Participant be required to reimburse the Company for any of the costs and expenses relating to such legal action. The Company's obligations under this Section 7.1 shall survive the termination of this Plan.

     7.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company and its affiliates any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies or those of its affiliates regarding termination of employment.

     7.3 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.4  Governing  Law.  The  validity,   interpretation,   construction   and
performance of the Plan shall in all respects be governed by the laws of the State of New York, without reference to principles of conflict of law.